Exhibit 99.1
HCA Reports First Quarter 2008 Results
Nashville, Tenn., May 6, 2008 — HCA today announced financial and operating results for its first quarter ended March 31, 2008.
First Quarter Summary:
•	Revenues increased 6.7 percent to $7.127 billion.

•	Net income totaled $170 million, compared to $180 million in the prior year’s first quarter.

•	Adjusted EBITDA totaled $1.180 billion, compared to $1.276 billion in the first quarter of 2007.

•	Provision for doubtful accounts increased to $888 million, from $691 million in the prior year.

•	Interest expense decreased to $530 million, from $557 million in the prior year’s first quarter.

•	Same facility admissions increased 0.8 percent, and same facility equivalent admissions increased 1.1 percent.

•	Same facility revenue per equivalent admission increased 6.9 percent.

•	Surgeries on a same facility basis declined 1.9 percent.
Revenues for the first quarter totaled $7.127 billion, compared to $6.677 billion in the first quarter of 2007. Adjusted EBITDA in the quarter totaled $1.180 billion, compared to $1.276 billion in the previous year’s first quarter. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA for these periods is included in this release. Net income for the first quarter of 2008 totaled $170 million, compared to $180 million in the prior year’s first quarter. Results for the first quarter of 2008 include gains on sales of facilities of $51 million compared to $5 million in the first quarter of 2007.
The provision for doubtful accounts increased to $888 million, or 12.5 percent of revenues, in the first quarter of 2008 from $691 million, or 10.3 percent of revenues, in the first quarter of 2007. Same facility uninsured admissions increased 5.3 percent in the first quarter of 2008 compared to the prior year’s first quarter.
Interest expense decreased to $530 million in the first quarter of 2008, compared to $557 million in the same period of 2007, due primarily to a reduction in debt.
Same facility admissions increased 0.8 percent and same facility equivalent admissions increased 1.1 percent in the first quarter of 2008 compared to the prior year’s first quarter. Same facility inpatient surgeries declined 0.7 percent and outpatient surgeries declined 2.7 percent in the first quarter. Same facility revenue per equivalent admission increased 6.9 percent in the first quarter of 2008 compared to the first quarter of

2007. Same facility charity and uninsured discounts totaled $799 million in the first quarter of 2008 compared to $665 million in the first quarter of 2007.
As of March 31, 2008, HCA’s balance sheet reflected cash and cash equivalents of $471 million, total debt of $27.489 billion, and total assets of $24.492 billion. During the first quarter, capital expenditures totaled $308 million. HCA now expects capital expenditures to approximate $1.65 billion in 2008 compared to previous guidance of $1.8 billion.
The 2008 gains on sales of facilities primarily reflect the divestiture of one hospital for proceeds totaling $80 million and the recognition of a net pretax gain of $43 million, or $25 million net-of-tax. Proceeds were used to reduce debt.
During November 2006, the Company’s shareholders approved a merger with an acquiring consortium led by Bain Capital, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity, along with HCA founder, Dr. Thomas F. Frist, Jr. and certain members of his family and HCA management in which a cash payment of $51.00 per share was made for each share of HCA common stock held. The merger was accounted for as a recapitalization transaction.
As of March 31, 2008, HCA operated 169 hospitals and 109 freestanding surgery centers (including eight hospitals and eight freestanding surgery centers operated through equity method joint ventures).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at http://www.videonewswire.com/event.asp?id=47214 or through the Company’s Investor Relations web page, http://www.hcahealthcare.com.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the recapitalization; (3) increases in the amount and risk of collectibility of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit programs, that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (10) changes in federal, state or local laws or regulations affecting the health care industry; (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel; (12) the possible enactment of federal or state health care reform; (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities; (14) changes in accounting practices; (15) changes in general economic conditions nationally and regionally in our markets; (16) future divestitures which may result in charges; (17) changes in business strategy or development plans; (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (19) delays in receiving payment for services provided; (20) potential liabilities and other claims that may be asserted against us; (21) other risk factors described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
All references to “Company” and “HCA” as used throughout this document refer to HCA Inc. and its affiliates.

HCA Inc.
Consolidated Income Statements
First Quarter
(Dollars in millions)

	2008		2007
	Amount	Ratio	Amount	Ratio
Revenues	$7,127	100.0%	$6,677	100.0%

Salaries and benefits	2,839	39.8	2,647	39.6
Supplies	1,173	16.5	1,103	16.5
Other operating expenses	1,114	15.5	1,017	15.4
Provision for doubtful accounts	888	12.5	691	10.3
Equity in earnings of affiliates	(67)	(0.9)	(57)	(0.9)
Depreciation and amortization	357	5.1	355	5.4
Interest expense	530	7.4	557	8.3
Gains on sales of facilities	(51)	(0.7)	(5)	(0.1)

	6,783	95.2	6,308	94.5

Income before minority interests and income taxes	344	4.8	369	5.5

Minority interests in earnings of consolidated entities	56	0.8	61	0.9

Income before income taxes	288	4.0	308	4.6

Provision for income taxes	118	1.6	128	1.9

Net income	$170	2.4	$180	2.7

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

	First Quarter
	2008	2007
Revenues	$7,127	$6,677

Net income	$170	$180
Gains on sales of facilities (net of tax)	(30)	(2)

Net income, excluding gains on sales of facilities	140	178
Depreciation and amortization	357	355
Interest expense	530	557
Minority interests in earnings of consolidated entities	56	61
Provision for income taxes	97	125

Adjusted EBITDA (a)	$1,180	$1,276

(a)	Net income, excluding gains on sales of facilities, and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities, and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities, and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities, and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities, and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as measures of operating performance or alternatives to cash flows from operating, investing and financing activities as measures of liquidity. Because net income, excluding gains on sales of facilities, and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities, and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Inc.
Consolidated Balance Sheets
(Dollars in millions)

ASSETS	March 31, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$471	$393
Accounts receivable, less allowance for doubtful accounts	4,134	3,895
Inventories	705	710
Deferred income taxes	693	592
Other	498	615

Total current assets	6,501	6,205

Property and equipment, at cost	22,783	22,579
Accumulated depreciation	(11,402)	(11,137)

	11,381	11,442

Investments of insurance subsidiary	1,634	1,669
Investments in and advances to affiliates	738	688
Goodwill	2,633	2,629
Deferred loan costs	517	539
Other	1,088	853

	$24,492	$24,025

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,272	$1,370
Accrued salaries	732	780
Other accrued expenses	1,422	1,391
Long-term debt due within one year	330	308

Total current liabilities	3,756	3,849

Long-term debt	27,159	27,000
Professional liability risks	1,242	1,233
Deferred taxes and other liabilities	1,745	1,379
Minority interests in equity of consolidated entities	953	938

Equity securities with contingent redemption rights	163	164

Stockholders’ deficit	(10,526)	(10,538)

	$24,492	$24,025

HCA Inc.
Consolidated Statements of Cash Flows
First Quarter
(Dollars in millions)

	2008	2007
Cash flows from operating activities:
Net income	$170	$180
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	888	691
Depreciation and amortization	357	355
Income taxes	(9)	277
Gains on sales of facilities	(51)	(5)
Change in operating assets and liabilities	(1,183)	(1,203)
Change in minority interests	6	33
Share-based compensation	7	5
Other	42	19

Net cash provided by operating activities	227	352

Cash flows from investing activities:
Purchase of property and equipment	(308)	(334)
Acquisition of hospitals and health care entities	(24)	(10)
Disposal of hospitals and health care entities	107	30
Change in investments	(11)	165
Other	9	6

Net cash used in investing activities	(227)	(143)

Cash flows from financing activities:
Net change in revolving bank credit facility	650	(450)
Repayment of long-term debt	(575)	(78)
Issuance of common stock	—	100
Other	3	(6)

Net cash provided by (used in) financing activities	78	(434)

Change in cash and cash equivalents	78	(225)
Cash and cash equivalents at beginning of period	393	634

Cash and cash equivalents at end of period	$471	$409

Interest payments	$411	$443
Income tax payments, net of refunds	$127	$(149)

HCA Inc.
Operating Statistics

	First Quarter
	2008	2007
Consolidating Hospitals:

Number of Hospitals	161	165
Weighted Average Licensed Beds	38,406	39,269
Licensed Beds at End of Period	38,375	39,269

Reported:
Admissions	401,700	403,800
% Change	-0.5%
Equivalent Admissions	601,300	601,200
% Change	0.0%
Revenue per Equivalent Admission	$11,852	$11,106
% Change	6.7%
Inpatient Revenue per Admission	$11,211	$10,389
% Change	7.9%

Patient Days	2,024,600	2,021,500
Equivalent Patient Days	3030,800	3,010,000

Inpatient Surgery Cases	125,400	130,500
% Change	-4.0%
Outpatient Surgery Cases	196,900	204,200
% Change	-3.6%

Emergency Room Visits	1,368,800	1,295,200
% Change	5.7%

Outpatient Revenues as a Percentage of Patient Revenues	35.8%	36.0%

Average Length of Stay	5.0	5.0

Occupancy	57.9%	57.2%
Equivalent Occupancy	86.7%	85.2%

Same Facility:
Admissions	400,100	396,800
% Change	0.8%
Equivalent Admissions	597,800	591,300
% Change	1.1%
Revenue per Equivalent Admission	$11,840	$11,073
% Change	6.9%
Inpatient Revenue per Admission	$11,224	$10,387
% Change	8.1%

Inpatient Surgery Cases	124,900	125,800
% Change	-0.7%
Outpatient Surgery Cases	195,500	200,800
% Change	-2.7%

Emergency Room Visits	1,359,500	1,273,500
% Change	6.8%

Number of Consolidating and Nonconsolidating (50/50 Equity Joint Ventures) Hospitals:
Consolidated	161	165
Non-Consolidated (50/50 Equity Joint Ventures)	8	8

Total Number of Hospitals	169	173